EXHIBIT 99.2

[TORO LOGO]     THE TORO COMPANY
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8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196
* 952/888-8801                            * FAX 952/887-8258

MEDIA CONTACT:
Connie Kotke
Corporate Public Relations
952-887-8984
E-mail: connie.kotke@toro.com
Web Site: www.thetorocompany.com

FOR IMMEDIATE RELEASE
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                    THE TORO COMPANY ACQUIRES HAYTER LIMITED
                ACQUISITION STRENGTHENS TORO'S POSITION IN EUROPE

BLOOMINGTON, MINN. - FEB. 9, 2005 - The Toro Company (NYSE: TTC) today announced it has acquired the assets of Hayter Limited, a manufacturer of consumer and commercial mowing products based in Spellbrook, England.

For over five decades, Hayter Limited has been a leader in lawn and landscape equipment and is known as the pioneer of the rotary lawnmower in the United Kingdom. Today, the company holds a strong brand presence throughout the U.K. and is recognized for its wide array of innovative mowers including its strong product offering for the city and municipal market. Hayter reported revenues of approximately (pound) 26 million in 2004.

"The acquisition of Hayter Limited aligns with our international growth strategy," said Ken Melrose, The Toro Company chairman and CEO. "The United Kingdom is a significant turf market and Hayter's product line will complement and enhance Toro's solution set. Hayter brings us a well-established base of engineering, manufacturing and a similar culture and commitment to product excellence. I am confident the pairing of Toro and Hayter will strengthen our position in this market and provide new growth opportunities."

Under terms of the agreement, Toro will acquire Hayter's operating assets, intellectual property, manufacturing operations and approximately 200 employees, all of which will continue to operate under the Hayter name. Hayter's managing director, Derek Boulton, will also continue to oversee the company's operations.


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"This acquisition is very positive news for our employees, suppliers, dealers and end-line customers," said Derek Boulton, managing director at Hayter. "This relationship will provide new opportunities for both Toro and Hayter and we are very optimistic about the future."

ABOUT THE TORO COMPANY:
The Toro Company (NYSE: TTC), with $1.6 billion in sales annually, is a leading provider of outdoor maintenance and beautification products for home, recreation, and commercial landscapes around the world. Together with its distributors, Toro provides innovative products, agronomic expertise and exemplary service that help consumers and professionals maintain their landscapes. Visit the company website at www.thetorocompany.com. Distributor information is available at 1-800-803-8676.